Exhibit 99.5

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (the "Agreement") is made effective as of the 17th day of June 2002 by and among Hawthorne Financial Corporation, a Delaware corporation (the "Company"), and the Investors identified on the signature page hereto (each an "Investor" and, collectively, the "Investors").

RECITALS

WHEREAS, each Investor owns (i) the number of shares of the Company's Common Stock, par value $0.01 per share (the "Outstanding Shares"), and (ii) the Warrants to purchase the number of shares of the Company's Common Stock, par value $0.01 per share (the "Warrant Shares") set forth next to the Investor's name on the signature page hereto; and

       WHEREAS, the parties desire that the Company repurchase from each Investor the number of shares of the Company's Common Stock, $0.01 par value per share price set forth next to the Investor's name on the signature page (the "Shares")

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.  Repurchase of Shares

(a)  Each Investor, severally and not jointly, hereby agrees to sell to the Company, and the Company hereby agrees to repurchase from each Investor, the Shares at a price per share of $29.09 (the "Per Share Price").

(b)  At the Closing (defined below) the Company shall deliver to each Investor against delivery to the Company of the Shares, an amount equal to the product obtained by multiplying the number of Shares and the Per Share Price by wire transfer of immediately available funds.

(c)  At or prior to the Closing, each Investor shall exercise as many of the Warrants as shall be necessary to acquire the Warrant Shares required complete the sale of the Shares in accordance with the provisions thereof.

(d)  The Company and the Investors agree to execute and deliver, and will cooperate in obtaining from all appropriate parties (including, but not limited to, the Company's transfer agent), such further documents and instruments as may be necessary or appropriate to consummate the transactions contemplated by this Section 1.

2.  Closing.  The purchase and sale shall take place at a closing to be held on June 21, 2002, at the Company's offices, 2381 Rosecrans Avenue, 2nd Floor, El Segundo, CA 90064 or on such other date, time and place as may be mutually agreed upon (the "Closing.")  Subject to the next sentence, at the Closing, each Investor shall deliver the Shares, endorsed in blank or accompanied by duly executed stock powers, to the Company against payment of the purchase price as set forth above.  The settlement of the Shares being sold hereby by each of TF Investors, L.P. and FW Trinity Limited Investors, L.P. shall be effected by means of a delivery versus payment transfer through the facilities of one or more brokerage firms

3.  Representations and Warranties of the Company. The Company represents and warrants to the Investors that:

(a)  Organization of the Company. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has all requisite corporate authority to own its properties and to carry on its business as now being conducted.

(b)  Authority. (i) The Company has the requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement, (ii) the execution, issuance and delivery of this Agreement, and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (iii) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

(c)  No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) result in a violation of the Company's Certificate of Incorporation or Bylaws or (ii) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any material property or asset of the Company is bound or affected, nor is the Company otherwise in violation of, conflict with or default under any of the foregoing (except in each case for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole). The Company is not required under any federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement;

(d)  No Undisclosed Events or Circumstances. Since the date of the Company's most recent filing of its Quarterly Report on Form 10-Q, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in documents filed by the Company with the Securities and Exchange Commission (the "SEC Documents").

(e)  No Misleading or Untrue Communication. Neither the Company nor, to the knowledge of the Company, any person representing the Company, has made to the Investors, at any time, any oral communication in connection with the repurchase of the Shares, which together with the SEC Documents, taken as a whole, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

(f)  No Misrepresentation. The representations and warranties of the Company contained in this Agreement, or exhibit hereto, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.  Representations and Warranties of the Investors. Each Investor, severally and not jointly, represents and warrants to the Company that:

(a)  Authority. This Agreement and each exhibit hereto that is required to be executed by Investor has been duly authorized and validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

(b)  No Conflicts. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby do not and will not (i) result in a violation of the Investor's organizational documents or any material agreement, contract or other instrument to which the Investor is a party or (ii) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Investor or by which any material property or asset of the Investor is bound or affected, nor is the Investor otherwise in violation of, conflict with or default under any of the foregoing (except in each case for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not have, individually or in the aggregate, a material adverse effect). The Investor is not required under any federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement.

(c)  No Encumbrances. The Shares to be purchased by the Company are, and at the Closing will be, free and clear of any liens, encumbrances or interests of any kind whatsoever of any other person or entity.

5.  Miscellaneous.

(a)  Counterparts; Facsimile; Amendments. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original. This Agreement may be amended only by a writing executed by the Company and each of the Investors.

(b)  Entire Agreement. This Agreement (along with the other agreements and documents delivered pursuant to this Agreement) set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof.

(c)  Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

(d)  Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e)  Fees and Expenses. Each of the Company and the Investors agrees to pay its own expenses incident to the execution and delivery of this Agreement. The Company shall be responsible for all fees and expenses of any of its financial advisors.

(f)  Brokerage. Each of the parties hereto represents that it has had no dealings in connection with the transactions contemplated herein with any finder or broker who will demand payment of any fee or commission from the other.  The Company, on the one hand, agrees and the Investors, on the other hand, jointly and severally agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

(g)  Amendments and Waivers. Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and the Investors. Any amendment or waiver effected in accordance with this Section 5(g) shall be in writing and shall be binding upon the Investors and each transferee of the securities issuable hereunder.

(h)  Indemnification.

i.  The Company hereby agrees to indemnify and hold harmless the Investors, their respective Affiliates (as defined in SEC Rule 405) and their respective officers, directors, partners and members (collectively, the "Investor Indemnitees"), from and against any and all damages, expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by the Investor Indemnitees and to the extent arising out of or in connection with:

1.  any misrepresentation by the Company or breach of any of the Company's representations or warranties contained in this Agreement or exhibits hereto; or

2.  any failure by the Company to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement or any exhibits hereto.

ii.  Each Investor, severally and not jointly, hereby agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, partners and members (collectively, the "Company Indemnitees"), from and against any and all damages, expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by the Company Indemnitees and to the extent arising out of or in connection with:

1.  any misrepresentation by the Investor or breach of any of the Investor's representations or warranties contained in this Agreement or exhibits hereto; or

2.  any failure by the Investor to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement.

(i)  Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) hand delivered, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, or (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of sending by reputable courier service, fully prepaid, addressed to such address, or (c) upon actual receipt of such mailing, if mailed. The addresses for such communications shall be:

If to the Company:

Hawthorne Financial Corporation
2381 Rosecrans Avenue, 2nd Floor
El Segundo, CA 90245
Attention:  Simone Lagomarsino, President
Facsimile:  (310) 725-5038

with a copy to (shall not constitute notice):

William T. Quicksilver, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, CA  90064
Facsimile:  (310) 312-4224

if to the Investors:

201 Main Street, Suite 3200
Fort Worth, Texas 76102
Attention: William O. Reimann
Facsimile:  (817) 338-2694

with a copy to:

Calvin M. Jackson, Esq.
Kelly, Hart & Hallman
201 Main Street, Suite 2500
Fort Worth, TX  76102
Facsimile:  (817) 878-9280

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Repurchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

HAWTHORNE FINANCIAL CORPORATION

By: ___________________ Simone Lagomarsino, President and Chief Executive Officer

INVESTORS:
		TF INVESTORS, L.P., a Delaware limited partnership
NO. OF OUTSTANDING SHARES:	3,574
NO. OF WARRANT SHARES: NO. OF SHARES SOLD:	-- 3,574	By: Trinity Capital Management, Inc., a Delaware corporation, its general partner By: ________________________ W.R. Cotham, Vice President

		FW TRINITY LIMITED INVESTORS, L.P., a Texas limited partnership
NO. OF OUTSTANDING SHARES:	45,723
NO. OF WARRANT SHARES: NO. OF SHARES SOLD:	-- 45,723	By: TF-FW Investors, Inc., a Texas corporation, its general partner By: ________________________ W.R. Cotham, Vice President

NO. OF OUTSTANDING SHARES:	47,903	LEE M. BASS
NO. OF WARRANT SHARES: NO. OF SHARES SOLD:	102,331 150,234	________________________
NO. OF OUTSTANDING SHARES:	47,903	SID R. BASS
NO. OF WARRANT SHARES: NO. OF SHARES SOLD:	-- 47,903	________________________
NO. OF OUTSTANDING SHARES:	--	SID R. BASS MANAGEMENT TRUST
NO. OF WARRANT SHARES: NO. OF SHARES SOLD:	102,331 102,331	By: ________________________ Sid R. Bass, Trustee By: ________________________ Lee M. Bass, Trustee
NO. OF OUTSTANDING SHARES:	39,919	THE BASS MANAGEMENT TRUST
NO. OF WARRANT SHARES: NO. OF SHARES SOLD:	110,316 150,235	By: ________________________ Clive Bode, Attorney-in-Fact for Perry R. Bass, Trustee